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                                                                      EXHIBIT 99

                           (WILLBROS GROUP, INC LOGO)



                                                     CONTACT: Michael W. Collier
NEWS RELEASE                                          Investor Relations Manager
FOR IMMEDIATE RELEASE                                         Willbros USA, Inc.
                                                                  (713) 403-8016

                                                                     Jack Lascar
                                                                           DRG&E
                                                                  (713) 529-6600



                      WILLBROS REPORTS SECOND QUARTER 2003
                           EARNINGS OF $0.20 PER SHARE

         o SECOND QUARTER EARNINGS PER SHARE RESULTS IN LINE WITH PREVIOUS GUIDANCE


HOUSTON, TEXAS - AUGUST 6, 2003 - Willbros Group, Inc. (NYSE: WG) today reported for the quarter ended June 30, 2003 earnings of $0.20 per diluted share on revenue of $122.9 million. This is in line with guidance of $0.15 to $0.20 per diluted share provided by the Company on May 7, 2003.

SECOND QUARTER 2003

         Revenue for the second quarter of 2003 was $122.9 million compared to $148.1 million during the second quarter of 2002. The 17 percent decline in revenue was driven by a drop in engineering work, partially offset by an increase in both construction and specialty services activity. Construction revenue for the second quarter increased to $90.9 million from $85.0 million for the same period last year. Engineering revenue for the quarter decreased to $11.7 million from $47.0 million in the second quarter of last year. Specialty Services revenue in the second quarter increased to $20.3 million from $16.1 million for the same period last year.

         EBITDA(1) for the second quarter of 2003 was $8.1 million compared to $17.1 million in 2002. The decrease in EBITDA in the second quarter of this year was driven by the decline in Engineering revenue and margin which resulted from continued weakness in the North American market.

         The social unrest experienced by the Company in Venezuela in the first quarter of 2003 subsided in the second quarter and profitability improved during the second quarter.


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         Net income for the second quarter of 2003 was $4.1 million or $0.20 per diluted share on 20.8 million shares, compared to net income of $7.6 million or $0.41 per diluted share on 18.7 million shares during the same period last year. Second quarter results include approximately $0.7 million ($0.03 per share) in contract income that was originally forecast to be included in the third quarter of 2003. This income was recognized in the second quarter due to completion of work on the Chad Cameroon Pipeline Project ahead of schedule. The Company posted a $2.2 million tax benefit for the second quarter as a result of U.S. operating losses. Additionally, the Company's second quarter income tax provision was favorably impacted by the mix of earnings in its international markets and their various tax rates and structures.

         Backlog(2) as of June 30, 2003 was $164.4 million, with an imbedded margin of 30.5 percent compared to $218.3 million in the first quarter of 2003, with an imbedded margin of 27.5 percent and $365.6 million at the end of June 2002, with an imbedded margin of 17.4 percent. The increase in the imbedded margin since the fourth quarter of 2002 is primarily related to the processing fee at the Opal facility, which added approximately $22.0 million of backlog with an imbedded margin of 100 percent.

         Approximately 24 percent of the revenue generated during the second quarter was recurring work that was not part of the backlog, which confirms the Company's previous statements that a sizeable portion of Willbros' business is relatively short-term in duration and therefore, has little impact on its backlog. Since the beginning of this year, this portion of our business has produced on average around $30 million a quarter, creating an annual base level of business of approximately $120 million.

         Michael F. Curran, President and Chief Executive Officer, commented, "We are pleased with our second quarter results in light of the continued uncertain environment. While we continue to experience reduced activity in the natural gas pipeline industry in North America, our traditional markets in West Africa and the Middle East are showing signs of renewed activity."

YEAR-TO-DATE 2003

         Revenue for the first six months of 2003 declined to $221.8 million from $295.6 million during 2002, driven primarily by lower activity in Engineering. Construction revenue for the first half of 2003 was $156.5 million compared to $168.3 million during 2002. Year-to-date, Specialty Services revenue increased to $39.8 million compared to $30.4 million during 2002. Engineering revenue for the first six months of 2003 declined to $25.5 million from $96.9 million in 2002.

         EBITDA(1) for the first half of 2003 was $8.6 million compared to $32.2 million for the same period last year. The decrease in EBITDA(1) for the first half of this year was led by the decline in Engineering revenue and margin and by a series of unforeseen costs recognized in the first quarter related to projects in Bolivia, Chad-Cameroon and North America, which amounted to approximately $7.0 million. Management believes a significant amount of those costs incurred in the first quarter will be recovered as additional revenue in future periods as part of over $50 million in contract variations



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presented to our clients to date. The timing and amount of potential future recoveries remain uncertain.

         Net income for the first half of 2003, was a loss of $0.4 million or $0.02 per diluted share, compared to net income of $12.2 million or $0.71 per diluted share during the same period last year.

RECENT DEVELOPMENTS

         During the second quarter, Willbros announced that one of its operating units, Willbros International, Inc., entered into an alliance agreement with Sinopec Jianghan Petroleum Group Cooperations and Jianghan Oilfield Construction and Engineering Company. The alliance arrangement is intended to foster cooperation and participation in joint projects for the engineering and construction of land pipelines and related facilities both inside and outside of China. Sinopec is one of the largest petroleum engineering and construction companies in Southern China. The People's Republic of China has one of the fastest growing economies in the world and has great need for expansion of its energy and pipeline infrastructure.

         The June 2003 Engineering News Record survey of the top five hundred design firms has ranked Willbros first in design of pipelines, based on market revenue data for 2002 provided by participating industry firms. Willbros also ranked eighteenth in design revenue from petroleum related projects.

OUTLOOK

         Warren L. Williams, Senior Vice President and Chief Financial Officer, commented, "Based on current information and on the level of bid activity, excluding any revenue from the contract claims that were discussed in the first quarter, we are maintaining our previous outlook for our 2003 revenue to be in the range of $440 to $460 million. We are tightening the range for our 2003 earnings to $0.50 to $0.60 per diluted share. Because of the earlier than anticipated recognition of income on the Chad Cameroon Pipeline Project during the second quarter we now expect earnings for the third quarter of 2003 to range from $0.17 to $0.22 per diluted share."

         Mr. Curran stated, "We remain confident of the long-term fundamentals for Willbros. The near term environment continues to be challenging and provides little visibility. In managing our business in this environment, we continue to take steps to keep our costs in line with the volume of business we expect to perform. While our clients continue to exhibit caution as they move forward with project decisions, our Engineering, Procurement and Construction (EPC) capabilities provide us with a competitive advantage. Our current bids and estimate of prospects to be bid and awarded before the end of the year total over $1.5 billion. We are highly confident in the award of $75 to $100 million of these projects to Willbros. Timing of new projects is still an issue but we believe the fundamentals support our view that the next 12 to 18 months will bring moderate to strong improvement in the demand for our services."


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CONFERENCE CALL

         Willbros has scheduled a conference call for August 7, 2003, at 9:30 a.m. eastern time. To participate in the conference call, dial (303) 262-2175 at least ten minutes before the call begins and ask for the Willbros conference call. A replay of the conference call will be available through August 14, 2003. To access the replay, dial 303-590-3000 using the pass code of 546441.

         Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.willbros.com. To listen to the live call on the web, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call and for a period of 12 months.

         Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

         (1) EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company's results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibits to this release.

         (2) Backlog is anticipated contract revenue from executed contracts for which award is either in hand or assured.



         This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including such things as future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC.

                                (Table to Follow)


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                              WILLBROS GROUP, INC.
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                  THREE MONTHS ENDED         SIX MONTHS ENDED
                                                        JUNE 30                   JUNE 30
                                                 --------------------      --------------------
                                                   2003         2002         2003         2002
                                                 -------      -------      -------      -------
Statement of Income Data
        Contract revenue                         $ 122.9      $ 148.1      $ 221.8      $ 295.6
        Operating expenses:
              Contract cost                        106.2        121.1        195.3        243.9
              Depreciation and amortization          5.5          5.9         11.2         11.3
              General and administrative             8.7          8.9         17.6         17.7
                                                 -------      -------      -------      -------
        Operating income (loss)                      2.5         12.2         (2.3)        22.7
        Net interest expense                         (.4)         (.4)         (.8)         (.7)
        Other income (expense)                        .1         (1.0)         (.3)        (1.8)
                                                 -------      -------      -------      -------
        Income (loss) before income taxes            2.2         10.8         (3.4)        20.2
        Provision (benefit) for income taxes        (1.9)         3.2         (3.0)         8.0
                                                 -------      -------      -------      -------
        Net income (loss)                        $   4.1      $   7.6      $  (0.4)     $  12.2
                                                 =======      =======      =======      =======
        Earnings (loss) per share:
              Basic                              $   .20      $   .42      $  (.02)     $   .74
                                                 =======      =======      =======      =======
              Diluted                            $   .20      $   .41      $  (.02)     $   .71
                                                 =======      =======      =======      =======

Cash Flow Data
        Cash provided by (used in):
              Operating activities               $  19.9      $   0.5      $  (2.8)     $  (1.7)
              Investing activities                  (8.4)        (7.4)       (13.3)       (14.4)
              Financing activities                   0.7         32.8          0.7         34.2

Other Data
        Weighted average shares outstanding:
              Basic                                 20.7         18.0         20.6         16.5
              Diluted                               20.8         18.7         20.6         17.1
        EBITDA                                   $   8.1      $  17.1      $   8.6      $  32.2
        Capital expenditures                         8.7          7.6         14.0         14.6

Reconciliation of Non-GAAP Financial Measure
        Net income (loss)                        $   4.1      $   7.6      $  (0.4)     $  12.2
        Interest - net                               0.4          0.4          0.8          0.7
        Income taxes                                (1.9)         3.2         (3.0)         8.0
        Depreciation and amortization                5.5          5.9         11.2         11.3
                                                 -------      -------      -------      -------
        EBITDA                                   $   8.1      $  17.1      $   8.6      $  32.2
                                                 =======      =======      =======      =======


Balance Sheet Data                   06/30/03   03/31/03   12/31/02
                                     --------   --------   --------
        Cash and cash equivalents     $ 34.1     $ 21.9     $ 49.5
        Working capital                 86.5       89.5       90.9
        Total assets                   287.5      275.6      298.2
        Total debt                       1.3        0.8        1.2
        Stockholders' equity           212.4      207.1      210.8

Backlog Data                           164.4      218.3      216.0